Schedule 2.4

DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

BOARD OF DIRECTORS OF SOUTHERN MEDICAL & MOBILITY, INC.

Hal Compton, Sr., Chairman of the Board of Directors

Hal Compton, Jr.

Mark Lucky

Barry McCook

Bill Marginson

OFFICERS OF SOUTHERN MEDICAL & MOBILITY, INC.

Hal Compton, Jr., Chief Executive Officer and President

Alfredo Ollivierre, Vice President and Secretary

Mark Lucky, Chief Financial Officer and Treasurer

Valerie Heidel, Chief Operating Officer

Carrey Tiller, DC, Chief Medical Officer